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                      COLLEGE BOUND STUDENT ALLIANCE, INC.
           333 S. Allison Parkway, Suite 100, Lakewood, Colorado 80226
                     TEL: (303) 804-0155 FAX: (303) 804-0315


                                                           FOR IMMEDIATE RELEASE


                  COLLEGE BOUND STUDENT ALLIANCE, INC. ACQUIRES
                        COLLEGE RESOURCE MANAGEMENT, INC.


DENVER, Thursday, August 3, 2000/ Business Wire/ -- College Bound Student Alliance, Inc. (OTC BB:GRAD), today announced that it has acquired College Resource Management, Inc. (CRM) for a purchase price of approximately $2.8 million comprising of notes and CBSA restricted common stock.

CRM is one of the country's largest providers of career counseling, college selection and financial aid analysis for college bound students and their families.

The Dallas-based company achieved significant growth over the last four years. For the twelve months ended July 31, 2000 (unaudited) realized $6.7 million net cash revenue with cash earnings from operations, before owner payments, in excess of $1 million.

Jerry Lapin, CEO of CBSA commented on the acquisition, "CRM's marketing system is one of the best in the country and CBSA's recent acquisition of California-based CFPI now propels CBSA to the forefront of the country's providers of quality career counseling, college selection and financial aid analysis for college bound students and their families."

College Bound Student Alliance, Inc. is a leader in matching deserving students with colleges and universities that will optimize their academic and career goals. CBSA's expertise ensures parents and students will have access to financial aid opportunities available to them. Approximately $200 million dollars in such assistance has been offered to CBSA's clients. These results have given CBSA a reputation of reliability and credibility in the industry.


SOURCE:    College Bound Student Alliance, Inc.
           Tel. 303-804-0155  Email: Investor-Relations@cbsa.com
Web site:  www.cbsa.com  (See "Investor Information" section)